Exhibit 99.1

NEWS RELEASE

Wednesday, April 14, 2004 12:45 p.m. ET

FLOTEK INDUSTRIES, INC.

7030 Empire Central Drive, Houston, Texas 77040

TRADING SYMBOL: OTCBB:FLTK

For more information contact: Rosalie Melia
Tel: 713-849-9911    Fax: 713-466-8386
rmelia@flotekind.com

FLOTEK INDUSTRIES, INC. REPORTS ON 2003 YEAR-END RESULTS

HOUSTON – (BUSINESS WIRE) – April 14, 2004 – Flotek Industries, Inc. reported record revenue for the year ended Dec.31, 2003 offset by non-operating related write-offs. While revenue increased by 31% in 2003 over 2002, net income was negative due to goodwill impairments, the reversal of an international sale and inventory write downs. Although the reported performance is unacceptable, the operational improvements in each division depict a clear turnaround in the business units, which are better positioned to take advantage of the strengthening exploration and production environment. Major accomplishments for 2003 include:

•	31% increase in revenue with a 3% reduction of accounts receivable.

•	32% increase in gross profits due to improved financial and operational management.

•	Dramatic improvement in inventory management.

•	Inventory turns for Chemical now at 8.3 times per year, versus 2.6 during 2002.

•	Inventory turns for Turbeco now at 2.3 times per year, versus 1.3 during 2002.

•	Over $1 million cash flow generated from continuing operating activities in 2003.

Turbeco was Flotek’s most improved division in 2003 with sales increases of 132%. The dramatic increase in sales is largely attributed to management’s penetration of a wider customer base, expanding geographic coverage and an expanding proprietary product line as margins continue to improve.

Chemical continued to be the strongest performer for Flotek with sales up 50% from 2002. CESI Chemical’s focus on applied research has resulted in a continued expanding customer base and product portfolio. CESI’s series of “green” chemicals has continued to be a very strong performer and clearly provides CESI with a unique proprietary product.

MTI’s facility in Raceland, La., performed well operationally for its main client in 2003; however, reduced offshore activity negatively impacted the business unit’s financial performance. Petrovalve performed significantly below expectations in 2003. Flotek has recently expanded the unit’s management team and reassigned senior management to reassess the unit’s marketing plan. The turnaround of this unit is a key component of management’s focus for 2004. Operationally, the Petrovalve has continued to outperform competing valves in the field.

Summary of Financial Performance

	2003	2002
Revenue	$14,844,431	$11,341,012
EBIT from continued operations	(5,089,227)	(2,612,945)
EBITDA from continued operations	(4,375,696)	(2,100,168)
EBITDA/share from continued operations	(0.73)	(0.42)
EBITDA from continued operations before
goodwill impairment write-down	$744,937	$(1,494,942)

Effective April 16, 2004 Mark Kehnemund has resigned as Chief Operating Officer to pursue other opportunities. Jerry D. Dumas, Sr. Chairman and CEO will assume the operational role to focus on strategy and business development opportunities for the company.

Flotek Industries Inc. has appointed Lisa Bromiley as Chief Financial Officer. Bromiley brings significant financial and operational experience to the Company. During her career Bromiley has served in various financial positions with PricewaterhouseCoopers, LLC and several Fortune 500 companies. Bromiley, a CPA, will manage and direct the finance and accounting functions of the Company.

More detail is available in the Company’s 10-K and the soon to be released Letter from the Chairman. For copies of the 10-K, product information and additional information on the Company, please visit Flotek’s newly redesigned Web site at http://www.flotekind.com/

Flotek is a publicly traded company involved in the engineering, manufacturing and marketing of innovative downhole production, drilling equipment and specialty chemicals for cementing and stimulation. It serves major and independent companies in the domestic and international oil industry.

Statements made in this press release, including those relating to the positive direction of the Company, increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.